LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                               725 SOUTH FIGUEROA
                                   SUITE 3600
                           LOS ANGELES, CA 90017-5436

                                 (860) 293-3500


                                                              February 9, 1999



Board of Directors
Regan Holding Corp.
1179 N. McDowell Blvd.
Petaluma, CA 94954

Ladies and Gentlemen:

     We have acted as special counsel to Regan Holding Corp., a California corporation (the "Company"), in connection with a registration statement on Form S-1 File No. 333-67219 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). The Registration Statement covers (a) stock options for up to 15,000,000 shares of common stock, no par value, of the Company (the "Stock Options"), and (b) 15,000,000 shares of common stock, no par value, of the Company (the "Shares"). The Stock Options and the Shares are both issuable under (a) the Producer Stock Award and Option Plan, and (b) the Company's 1998 Stock Option Plan (collectively, the "Plans").

     We have examined and relied upon the originals, or photostatic or certified copies, of the Amended and Restated Articles of Incorporation ("Articles") and By-Laws of the Company, records of the Company, certificates of officers of the Company and public officials, and such other documents as we have deemed relevant and necessary as the basis of the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

     Based upon and subject to the foregoing and subject to the assumptions set forth below, we are of the opinion that:


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Board of Directors
Regan Holding Corp.
February 9, 1999
Page 2



     1. The Shares, when issued to the Plans' participants pursuant to the Plans and the agreements relating thereto, will constitute validly issued common stock authorized under the Company's Articles and will be fully paid and nonassessable.

     2. The Stock Options, when granted to the Plans' participants pursuant the Plans, will be validly issued options.

     In rendering the opinions set forth in the foregoing paragraphs hereof, we have assumed with your permission that (i) at the time of issuance, such Shares will be authorized under the Company's Articles, (ii) the issuance of such Shares and the granting of Stock Options were or will be approved by all necessary corporate actions, (iii) the exercise price of all Stock Options granted or to be granted under the Plans is or will be equal to or greater than the par value, if any, of the Shares covered thereby, and (iv) the cash, property, services, or expenses for which such Shares were authorized to be issued will have been on or before such issuance actually received, incurred, conveyed or rendered.

     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the California Corporations Code.

     We consent to the filing of this opinion with and as a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission.


                                Very truly yours,


                                /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.